UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 10, 2014

FLUIDIGM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 266-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

Adjustment to Previously Reported Total Costs and Expenses

The following information under this Item 2.02 of Form 8-K is being furnished and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section. The information in this Item 2.02 shall not be incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

On February 6, 2014, we issued a press release reporting our financial results for the quarter and year ended December 31, 2013 and furnished such press release in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2014.

On February 10, 2014, the compensation committee of our board of directors approved bonus awards for the 2013 performance period under our Executive Bonus Plan. In addition, the committee approved an increase in the aggregate bonus pool under our Employee Bonus Plan, which covers non-management and non-commissioned employees. On February 11, 2014, the non-employee members of our board of directors approved the determinations of the compensation committee with respect to our chief executive officer.

As permitted under the plans and described in greater detail under Item 5.02 below, our compensation committee exercised its permitted discretion to approve bonuses in amounts greater than the bonus targets previously established and recorded for the year ended December 31, 2013. As a result of the compensation committee’s final award decisions, our total costs and expenses, as reflected in the financial statements we will file in our Annual Report on Form 10-K for the year ended December 31, 2013 will increase by $703,654, including a $123,626 increase in cost of product revenue, as compared with the total costs and expenses included in the statement of operations for the three months and year ended December 31, 2013 that were included in our February 6, 2014 press release. This change results in a net loss of $4.6 million and $16.5 million and loss per share of $0.18 and $0.65 for the three months and year ended December 31, 2013, respectively, as compared with a net loss of $3.9 million and $15.8 million, and loss per share of $0.15 and $0.62 respectively, as reported in the February 6, 2014 press release.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

2013 Performance Period Cash Bonus Awards

On February 10, 2014, the compensation committee of our board of directors approved cash bonus awards for the 2013 performance period under our Executive Bonus Plan, and on February 11, 2014, the non-employee members of our board approved the compensation committee’s determination as it related to our chief executive officer. As previously disclosed, our compensation committee retains discretion under the Executive Bonus Plan to increase, reduce, or eliminate awards. Based on our corporate performance in 2013 as well as other factors, the committee exercised discretion and approved bonus payments for our executive officers that exceeded previously disclosed targets for 2013. The committee approved awards to the executive officers as follows: Gajus Worthington, our president and chief executive officer, $297,500; Vikram Jog, our chief financial officer, $155,800; William M. Smith, our executive vice president, legal affairs, and general counsel, $156,000; Fredric Walder, our chief operating officer, $152,400; Robert Jones, our executive vice president, research and development, $154,050; and Mai Chan (Grace) Yow, our executive vice president, worldwide manufacturing, $148,100.

2014 Performance Period Bonus Targets; CEO Base Salary

For the 2014 performance period under our Executive Bonus Plan, the compensation committee established a target bonus award for Mr. Worthington equal to seventy percent (70%) of his 2014 base salary, which was set at $490,000. For the remaining executive officers, the compensation committee set target bonus awards equal to 42.5% of their respective 2014 base salaries as set by the committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

By:	/s/ Vikram Jog
Vikram Jog Chief Financial Officer

Date: February 14, 2014